                                                                    Exhibit 99.1

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              Financial Statements

                           December 31, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                Table of Contents

                                                                        Page

Independent Auditors' Report                                              1

Statements of Financial Condition                                         2

Statements of Income and Changes in Plan Equity                           3

Notes to Financial Statements                                             4

                          Independent Auditors' Report

The Human Resources, Compensation and Employee
   Benefits Committee of the Board of Directors
Trigon Healthcare, Inc.:


We have audited the accompanying statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) as of December 31, 2001 and 2000, and the related statement of income and changes in plan equity for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2001 and 2000, and the income and changes in plan equity for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Richmond, Virginia
April 19, 2002

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                        Statements of Financial Condition

                           December 31, 2001 and 2000

                                                                                        2001                2000
                                                                                  -----------------   -----------------
Assets:
    Investments, at fair value -- Trigon Healthcare, Inc. Class A
       common stock (cost, $5,026,692 and $3,817,097)                           $       11,646,319          11,639,866
    Contributions receivable:
       Employee                                                                            352,118             298,396
       Employer                                                                             62,138              52,658
                                                                                  -----------------   -----------------
            Total assets                                                        $       12,060,575          11,990,920
                                                                                  =================   =================
Plan equity                                                                     $       12,060,575          11,990,920
                                                                                  =================   =================

See accompanying notes to financial statements.

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                 Statements of Income and Changes in Plan Equity

                 Years ended December 31, 2001, 2000, and 1999

                                                                    2001                2000                1999
                                                            -------------------   -----------------   ----------------
Income:
     Net unrealized appreciation (depreciation)
       in fair value of investments                          $    (1,203,142)         7,261,492            (545,397)
     Contributions:
       Employee                                                    1,644,267          1,458,296           1,383,148
       Employer                                                      290,165            257,347             244,085
                                                             -------------------  -----------------   -----------------
            Total contributions                                    1,934,432          1,715,643           1,627,233
                                                             -------------------  -----------------   -----------------
            Total income                                             731,290          8,977,135           1,081,836
Distributions to employees                                           661,635          1,000,763             339,492
                                                             -------------------  -----------------   -----------------
            Net increase in plan equity                               69,655          7,976,372             742,344
Plan equity, beginning of year                                    11,990,920          4,014,548           3,272,204
                                                             -------------------  -----------------   -----------------
Plan equity, end of year                                     $    12,060,575         11,990,920           4,014,548
                                                             ===================  =================   =================

See accompanying notes to financial statements.

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                           December 31, 2001, and 2000


(1)    Summary of Significant Accounting Policies

       (a)    Organization

              The Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) was adopted by the Board of Directors and approved by the shareholders of Trigon Healthcare, Inc. (Company) in April 1997 for the purpose of providing a means by which the employees (Participant) of the Company and its subsidiaries can be given an opportunity to acquire the Company's Class A common stock (Common Stock) through payroll deductions.

              The following are the significant accounting policies followed by the Plan:

       (b)    Basis of Accounting

              The financial statements of the Plan are prepared under the accrual method of accounting. Accordingly, employee contributions to the Plan are recorded as of the date the contributions are withheld from the Participants' compensation. Employer contributions are recorded as of the last day of each calendar quarter and represent the fifteen percent discount given to Participants under the Plan's provisions. Distributions to Participants are accounted for at the average historical cost of the Common Stock distributed, plus cash paid in lieu of fractional shares, where applicable. Cash paid by the Company in lieu of fractional shares is accounted for at the fair market value of the shares at the time of the distribution. The Company will also separately refund to any withdrawing Participant employee contributions, which have been withheld but have not been forwarded to the Plan for the purchase of Common Stock.

       (c)    Investment Valuation

              The investments in Common Stock are stated at fair value, based on the closing price on the New York Stock Exchange on the last trading day of the year. Investment transactions are recorded on a trade date basis.

       (d)    Administrative Expenses

              The Company pays all administrative expenses of the Plan. Administrative expenses incurred by the Company during 2001, 2000, and 1999 were $25,390, $18,460, and $16,870, respectively.

       (e)    Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                                       4                             (Continued)

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                           December 31, 2001, and 2000


(2)    Summary of Significant Provisions of the Plan

       The Plan is an employee stock purchase plan and is intended to qualify under Internal Revenue Code (Code) Section 423. The Plan is administered by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors (Committee). The Common Stock owned by Participants prior to withdrawal from the Plan are held in individual participant accounts in a custodian account with Employee Investment Plans Division of The Bank of New York (Custodian). Participants should refer to the plan agreement and prospectus for a more complete description of the Plan's provisions.

       The Company has reserved for issuance and purchase by Participants under the Plan an aggregate of one million shares of Common Stock. These shares are authorized but unissued. Shares needed to satisfy the requirements of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions. During 2001, 2000 and 1999, all shares needed to satisfy the requirements of the Plan were purchased on the open market. The Company paid the difference between the purchase price in the open market, including brokerage fees, and the amount provided by the employee and employer contributions.

       Any person who is employed by the Company (or by any eligible subsidiary of the Company) is eligible to participate in the Plan on the first day of any payroll period following the employee's commencement of employment. A Participant may make voluntary contributions to the Plan in whole percentage amounts ranging from one to fifteen percent of compensation for the year. Under Code section 423(b)(8), a Participant is limited during a calendar year to Common Stock purchases of no more than $25,000 determined by the fair market value of the shares at the time such rights are granted. The Plan had 1,056 and 790 Participants as of December 31, 2001 and 2000, respectively.

       Payroll deductions are accumulated by the Company during each calendar quarter and transferred to the Plan at the end of each calendar quarter to be applied towards the purchase of full and partial shares of Common Stock. The purchase price per share at which Common Stock shares are acquired by Participants equals the lower of (a) eighty-five percent of the fair market value of a share of Common Stock on the first trading day of each calendar quarter (Grant Date), or (b) eighty-five percent of the fair market value of a share of Common Stock on the last trading day of each calendar quarter (Investment Date). The Plan defines fair market value to be the closing trading price of the Common Stock on the New York Stock Exchange as reported in the Wall Street Journal. Participants are fully vested in their individual participant accounts at all times and have the right at any time to obtain certificates for full shares of Common Stock in these accounts.

       Participants may cease participation in or withdraw shares from the Plan at any time, but may not begin payroll deductions again for six months. A Participant may change the payroll deduction percentage up to four times per year. Participation in the Plan is automatically terminated upon retirement, termination of active employment or death.

                                       5                             (Continued)

                             TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                           December 31, 2001, and 2000


(3)    Investments in Common Stock

       The net unrealized appreciation (depreciation) in fair value of investments in Common Stock as of December 31, 2001, 2000 and 1999 and the change in such amount during the years were as follows:

                                                                                                      Net
                                                                                                   unrealized
                                                               Fair                               appreciation
                                                               value              Cost           (depreciation)
                                                         ------------------ -----------------  -------------------
Balance, January 1, 1999                                 $       2,967,244         1,860,570            1,106,674
Change for the year ended December 31, 1999                        703,111         1,248,508             (545,397)
                                                         ------------------ -----------------  -------------------
Balance, December 31, 1999                                       3,670,355         3,109,078              561,277
Change for the year ended December 31, 2000                      7,969,511           708,019            7,261,492
                                                         ------------------ -----------------  -------------------
Balance, December 31, 2000                                      11,639,866         3,817,097            7,822,769
Change for the year ended December 31, 2001                          6,453         1,209,595           (1,203,142)
                                                         ------------------ -----------------  -------------------
Balance, December 31, 2001                               $      11,646,319         5,026,692            6,619,627
                                                         ================== =================  ===================


       The Plan held 167,694 and 149,588 shares of Common Stock on December 31, 2001 and 2000, respectively. In addition, 7,882 shares were pending purchase on December 31, 2001.

(4)    Tax Status

       The Plan is intended to qualify under the provisions of Code Section 423. Under these provisions, Participants are taxed on amounts withheld for the purchase of Common Stock when such amounts are actually withheld. Other than this tax, no income is taxable to a Participant until disposition of the Common Stock acquired. The method of taxation, as ordinary income or as capital gains, will depend upon the holding period of the purchased shares.

       There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The Company is generally entitled to a deduction to the extent the amounts are taxed as ordinary income to a Participant.

(5)    Plan Termination

       Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan. In the event of a plan termination, Participants will be refunded the amounts of any employee contributions, which have not yet been applied to the purchase of Common Stock and the Common Stock shares in their individual participant accounts.

                                       6